Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered

Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking

Fund due November 25, 2026

Term Sheet to Preliminary Pricing Supplement No. ELN2040 dated October 18, 2023

Summary of Terms		Hypothetical Payout Profile***
Issuer :	Bank of Montreal

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $947.40 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $910.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465923013604/z1017232fwp.htm

Market Measure:	Invesco DB Commodity Index Tracking Fund (the "Fund")
Pricing Date*:	October 20, 2023
Issue Date*:	October 25, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending price is greater than the starting price:

$1,000 plus the lesser of: (i) $1,000 × fund return × upside participation rate; and (ii) the maximum return;

•    if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•    if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

Stated Maturity Date*:	November 25, 2026
Starting Price:	The fund closing price (as defined in the product supplement) of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Maximum Return:	At least 49.00% of the face amount per security, to be determined on the pricing date
Threshold Price:	80% of the starting price
Buffer Amount:	20%
Upside Participation Rate:	100%
Fund Return:	(ending price – starting price) / starting price
Calculation Day*:	November 18, 2026
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	06375MFW0
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.25% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•    If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.

•    No Periodic Interest Will Be Paid On The Securities.

•    Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.

•    The Securities Are Subject To Credit Risk.

•    Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•    The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•    The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•    The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•    The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•    The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•    The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating to the Fund

•    The Maturity Payment Amount Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

•    Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Performance Of The Fund.

•    Holders Of The Securities Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

•    Possible Regulatory Changes Could Adversely Affect The Performance Of The Fund.

•    Commodity Futures Prices May Change Unpredictably, Affecting The Closing Price Of The Fund In Unforeseeable Ways.

•    Some Of The Commodities Underlying The Fund Will Be Subject To Pronounced Risks Of Pricing Volatility.

•    The Fund Does Not Offer Direct Exposure To Commodity Spot Prices.

•    The Fund May Be Adversely Affected By “Negative Roll Yields” In “Contango” Markets, Which May Have A Negative Impact On Its Performance.

•    The Prices Of Commodities Are Volatile And Are Affected By Numerous Factors, Some Of Which Are Specific To The Commodity Sector For Each Commodity Futures Contracts Held By The Fund.

•    An Increase In The Margin Requirements For Commodity Futures Contracts Included In The Fund May Adversely Affect Its Closing Price.

•    The Fund May Be Subject To Risks Associated With Foreign Commodity Exchanges.

•    Currency Exchange Fluctuations May Negatively Affect The Market Prices Of The Futures Contracts Underlying The Fund, Which May Negatively Affect Its Performance.

•    Our Offering Of The Securities Is Not A Recommendation of the Underlying.

Risks Relating to Conflicts of Interest

•    Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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